Exhibit 10.2

March 20, 2015

Terrence Cryan

400 E. Las Colinas Boulevard, Suite No. 400

Irving, TX 75039

Dear Terry:

On behalf of Global Power Equipment Group Inc. (the “Company”), I am pleased to provide you with this letter agreement (this “Agreement”) setting forth the terms and conditions of your employment as President and Chief Executive Officer (“CEO”) of the Company, effective as of March 20, 2015 (the “Effective Date”).

1.                                      Term.  The Company will employ you as CEO, upon the terms and subject to the conditions set forth in this Agreement, for an indefinite term beginning on the Effective Date and ending on the earlier of (a) the date on which a successor Chief Executive Officer is hired and begins employment with the Company, or (b) the date of your termination of employment pursuant to paragraph 10 below for any reason other than in connection with the employment of a successor Chief Executive Officer (the “Term”).

2.                                      Position and Duties.  In your position as CEO, you will report directly to the Board of Directors of the Company (the “Board”) and perform such duties and responsibilities as may be properly and lawfully required from time to time by the Board.  You will devote sufficient business time, energy and talent to serving as CEO, and will perform your duties conscientiously and faithfully, subject to the reasonable and lawful directions of the Board and in accordance with the policies, rules and decisions adopted from time to time by the Company and the Board.  By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties to the Company.  During the Term, you may not engage in any other employment, consulting or other business activity that would significantly interfere with the performance of your duties set forth in this Agreement or your fiduciary duties to the Company; provided, however, that you may continue to serve on boards of directors or committees thereof on which you served as of the Effective Date (including continuing to act as Managing Director of Concert Energy Partners).

3.  Location.  You will perform the majority of your duties and responsibilities hereunder principally at the Company’s corporate headquarters, which currently is in Irving, Texas, and you will be expected under reasonable business circumstances to travel outside of that location.

4.  Board Service.  During the Term you will continue to serve on the Board, subject to re-election by stockholders.  Due to your status as an insider during the Term, however, you will no longer serve on any Board committees and will not receive any non-employee director cash retainers or other compensation under the Company’s director compensation program for your services as a director (but you will continue to be subject to the director stock ownership guidelines, rather than the stock ownership guidelines applicable to senior executives of the Company).  The Company currently expects that you will remain on the Board following the end of the Term and re-commence participating in the non-employee director compensation program at that time.  The Company also expects that, following the end of the Term, you will qualify as an independent director in light of applicable NYSE and Securities and Exchange Commission guidance with respect to individuals who serve as executives for limited periods and that you will thereupon receive appropriate committee assignments.

5.  Base Salary.  During the Term, you will receive a base salary at the rate of $48,083 per month, to be paid in monthly installments each of which is to be paid in advance of the first day of each calendar month during the Term, except that the monthly installments with respect to the period from the Effective Date through June 30, 2015 will be aggregated and paid in a single lump sum by not later than April 3, 2015.

6.  Stock Options.  As of March 23, 2015 (the “Option Date”), the Company will grant to you an option to purchase 122,000 shares of the Company’s common stock at a strike price equal to the closing price of the Company’s common stock on the Option Date (the “Option”).  As to 32,000 shares, the Option will vest on the Option Date (i.e., immediately upon grant).  As to the remaining 90,000 shares, the Option will vest at the rate of 10,000 shares on the 20th day of each of the months of June 2015 through February 2016.  The Option will have a 5 year term and will be exercisable by you from time to time to the extent vested.

7.  Expenses.  During the Term, (a) the Company will reimburse you for business expenses, including travel costs while travelling away from Irving, Texas on Company business, in accordance with the Company’s regular policy for reimbursement of business expenses applicable to senior executive officers, and (b) the Company will also reimburse you for (i) the costs of temporary housing in or near Irving, (ii) meals, and other miscellaneous expenses incurred by you while providing services at the Company’s headquarters, and (iii) travel costs incurred by you and your spouse while visiting Irving during the Term.  Reimbursements covered by clause (b) of the immediately preceding sentence will be subject to approval by the Chair of the Board’s Compensation Committee and to submission of appropriate documentation.

8.  Indemnification and Insurance.  The Company will indemnify you with respect to activities in connection with your employment as CEO to the full extent provided for in its corporate charter, Bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors and senior executive officers. In addition, you will be named as an insured in your capacities as CEO and as director of the Company on the director and officer liability insurance policy currently maintained, or as may be maintained, by the Company from time to time.

9.  Waiver of Participation.  During the Term, unless the Board or a committee thereof determines otherwise, you will not be eligible to participate in, and by execution of this Agreement you waive participation in, any and all welfare, perquisites, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company as well as any cash-based or equity-based incentive plans or programs or in any severance plans or programs applicable to senior executives generally, including without limitation the Company’s Short-Term Incentive Plan and the Company’s 2011 Equity Incentive Plan.

10.  Termination.  Your employment with the Company is “at-will,” and may be terminated by you or the Company at any time with or without cause and with and without advance notice.  Upon any termination of your employment hereunder, other than (a) a termination by the Company for cause, or (b) a termination by you without your having provided the Company with written notice of your intention to terminate at least 15 days in advance of the termination date specified by you,  you will be entitled to a continuation of base salary through the date that is exactly 30 days after the date on which your employment terminates.  For this purpose, “cause” means: (i) your material breach of this Agreement; (ii) your willful material misrepresentation at any time to the Board; or (iii) your engaging in illegal conduct, gross misconduct, gross insubordination or gross negligence that is materially and demonstrably injurious to the Company’s business or financial condition.

11.  Miscellaneous.  This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your position as CEO.  This Agreement may not be amended or modified, except by an express written agreement signed by both you and an officer of the Company duly authorized by the Board.  Neither party may assign or delegate any of its or his obligations hereunder without the prior written consent of the other party, provided that the Company may assign this Agreement in connection with a sale or other disposition of all or substantially all of its assets.  This Agreement will be binding upon and will inure to the benefit of you and your administrators, executors, heirs and permitted assigns, and the Company and its successors and permitted assigns.  The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company will be governed by Delaware law, excluding laws relating to conflicts or choice of law.  In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware.  The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling.

Please confirm your agreement with these terms by signing below and return a copy for our files. If you have any questions, or need additional information, please give me a call.

Sincerely,

GLOBAL POWER EQUIPMENT GROUP INC.

By:	/s/ Charles Macaluso
Charles Macaluso, Chairman of the Board

Agreed and accepted:

/s/ Terence Cryan
TERENCE CRYAN